EXHIBIT 10.4
AGREEMENT

This Agreement, dated as of May 26, 2011, is entered into by and among VERIZON WIRELESS OF THE EAST LP, a Delaware limited partnership (“VZW-East”), CELLCO PARTNERSHIP, a Delaware general partnership doing business as Verizon Wireless (“VZW”), and WARWICK VALLEY TELEPHONE COMPANY, a New York corporation (“WVTC”) (each of VZW-East, VZW and WVTC, a “Partner”).

WHEREAS, the Partners are all of the partners in Orange County – Poughkeepsie Limited Partnership, a New York limited partnership (the “Partnership”) and are subject to the terms and conditions of the Agreement Establishing Orange County – Poughkeepsie Limited Partnership dated as of April 21, 1987, as amended (the “Partnership Agreement”);

WHEREAS, the Partners intend for the Partnership to obtain the use of certain spectrum licensed to VZW, and in connection therewith to convert the Partnership business from a wholesale to a retail business, to make certain amendments to the Partnership Agreement, and to provide WVTC with certain rights to require VZW to purchase its interest in the Partnership;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.           The Partners agree to amend the Partnership Agreement (a) to provide that the purpose of the Partnership is to provide wireless radiotelecommunications service using any spectrum licensed by the Federal Communications Commission (“FCC”) under Parts 20, 22, 24 or 27 of its rules, and to provide commercial mobile radio service and commercial mobile data service using such spectrum as may in future be made available by the FCC for such purpose; and (b) to convert the Partnership business to selling services on a retail basis rather than a wholesale basis. The partners will execute an amendment in the form attached to and hereby made a part of this Agreement as Exhibit A. Capitalized terms used in this Agreement without definition have the meanings given to them in the Partnership Agreement.

2.           VZW will contribute to the Partnership, as a capital contribution, the assets and liabilities of VZW and its affiliates that are directly used in and arising out of VZW’s existing retail operations in the Partnership’s market, and the Partnership shall accept such contribution. No adjustment will be made to the percentage partnership interests of the Partners as a result of such contribution. Such contribution shall be made effective as of May 1, 2011. From and after the effective date of such contribution, the Partnership business will be operated as a fully integrated retail wireless business.

3.           VZW will lease to the Partnership certain 700 MHz spectrum upon the terms and conditions set forth in the form of Spectrum Manager Lease Agreement attached to and made a part of this Agreement as Exhibit B. VZW will lease to the Partnership from time to time, upon terms equivalent to those under which it generally leases equivalent spectrum to other VZW-controlled partnerships, any spectrum licensed to VZW in the Poughkeepsie, NY and Orange County, NY Metropolitan Statistical Areas which may be used for commercial mobile radio services and commercial mobile data services under applicable FCC rules.

4.           The provisions of the Partnership Agreement notwithstanding, and in lieu of any cash distributions for such periods to which it would otherwise be entitled pursuant to the provisions of the Partnership Agreement, WVTC shall be entitled, subject to the provisions of this Section 4, to receive cash distributions from the Partnership for calendar years 2011, 2012 and 2013 in the following amounts:

2011 - $13,600,000
2012 - $13,000,000
2013 - $13,000,000

Such distributions (the “Guaranteed Distributions”) shall be made in equal quarterly amounts in the months of March, June, September and December of each year, except as provided in the next following sentence. Because WVTC received a distribution of $2,432,430 in March 2011, the June 2011 distribution to WVTC shall be $3,722,524 and the September and December 2011 distributions to WVTC shall each be $3,722,523. WVTC shall only be entitled to receive Guaranteed Distributions in respect of periods during which it holds its current partnership interest in the Partnership for the entire period. By way of example, if WVTC exercises the Put Option (as defined below) in April 2013, then it shall not be entitled to receive any cash distributions in June, September or December 2013. For the periods in which WVTC is entitled to receive the Guaranteed Distributions, the other Partners shall not receive proportionate cash distributions in accordance with the provisions of the Partnership Agreement, but shall instead receive aggregate distributions equal to the positive balance, if any, of the Partnership’s distributable cash for such periods after deduction of the amount distributable to WVTC. The Guaranteed Distributions shall be treated as normal distributions and shall not affect the Partnership’s normal allocation of profit and loss in accordance with percentage interests.

5.           WVTC shall have the right to require VZW to purchase all (but not part) of its Partnership Interest (the “Put Option”) in accordance with the terms of this Section 5. The Put Option may be exercised in whole (but not in part) at any time during the month of April 2013 or the month of April 2014 by the giving of notice to VZW expressly stating that either (i) WVTC is exercising its Put Option pursuant to this Agreement, or (ii) WVTC proposes to exercise the Put Option but that WVTC’s counsel has determined that shareholder consent is necessary to effectuate the exercise. If shareholder consent is not required, upon the giving of the notice, the exercise shall be irrevocable. If shareholder consent is required, then WVTC shall have an additional ninety (90) days to obtain such shareholder consent to the exercise of the Put Option and the exercise shall be deemed to occur and become irrevocable on the date of such consent. If shareholder consent is not obtained, the Put Option shall not be deemed to have been exercised. If WVTC exercises the Put Option, then as soon as practicable following such exercise VZW shall purchase, and WVTC shall sell to VZW, WVTC’s Partnership Interest pursuant to a purchase agreement that contains customary representations, warranties and covenants. The purchase price payable by VZW for the Partnership Interest (the “Purchase Price”) shall be an amount equal to the greater of (a) $50,000,000 or (b) the product of five (5) times 0.081081 times the EBITDA of the Partnership for the calendar year preceding the year in which the exercise occurs, which EBITDA shall be determined by VZW consistent with the manner in which it has historically determined the EBITDA of the Partnership and shall be calculated using the figures from the Partnership’s audited financial statements. WVTC represents and warrants that as of the date of this Agreement, it has good, valid and marketable title to its Partnership Interest, free and clear of all liens and encumbrances, and that it has not entered into any agreement or commitment to sell, transfer, assign or encumber all or any part of its Partnership Interest. WVTC covenants that from and after the date of this Agreement until May 1, 2014, it will not sell, transfer, assign or encumber all or any part of its Partnership Interest, or enter into any agreement or commitment to do so, other than by exercise of the Put Option. VZW may assign its obligations under this Section 5 to any entity controlled by, controlling or under common control with VZW, provided that VZW shall remain liable for payment of the Purchase Price.

6.           VZW-East covenants and agrees that it will not withdraw as general partner of the Partnership under Section 13.2 of the Partnership Agreement or otherwise cause a liquidation of the Partnership, at any time prior to the sixth anniversary of the date of this Agreement.

7.           This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between the parties regarding such subject matter. This Agreement may be executed in any number of counterparts and either party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Each party agrees that the delivery of this Agreement by facsimile or by electronic delivery in portable document format shall have the same force and effect as delivery of original signatures and that each party may use such signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original could be used.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CELLCO PARTNERHIP d/b/a		VERIZON WIRELESS OF THE EAST LP
VERIZON WIRELESS

By:	/s/Daniel S. Mead	By:	/s/Daniel S. Mead
	Name: Daniel S. Mead		Name: Daniel S. Mead
	Title: President and Chief Executive Officer		Title: President and Chief Executive Officer

WARWICK VALLEY TELEPHONE COMPANY

By:	/s/ Duane W. Albro
Name: Duane W. Albro
Title: President and Chief Executive Officer